Exhibit 1

Statement of Independent Accountants

We were unable to complete our audit of the consolidated financial statements of LocatePlus Holdings Corporation and subsidiaries as of December 31, 2010 and for the year then ended prior to the Form 10-K filing deadline as we have not completed the necessary audit procedures to allow us to issue our opinion on the financial statements.

/s/ Livingston and Haynes
LIVINGSTON AND HAYNES, P.C
Wellesley, Massachusetts
April 1, 2011